LEGALZOOM.COM, INC.
GLOBAL RSU AWARD GRANT NOTICE
(2021 EQUITY INCENTIVE PLAN)
LegalZoom.com, Inc. (the “Company”) has awarded to you (the “Participant”) the number of restricted stock units (“PSUs”) specified and, on the terms, set forth below (the “PSU Award”). Your PSU Award is subject to all of the terms and conditions as set forth in this Global RSU Award Grant Notice (“Grant Notice”) and in the Company’s 2021 Equity Incentive Plan (the “Plan”) and the Global RSU Award Agreement, including any additional terms and conditions for your country set forth in the appendix thereto (the “Appendix” and, together with the Global RSU Award Agreement, the “Agreement”), all of which are incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Agreement shall have the meanings set forth in the Plan or the Agreement, as applicable.
Participant:
Date of Grant:
Target Number of Restricted Stock Units:

Vesting and Issuance Schedule:

a)Shares of Common Stock covered by the PSUs will become eligible to vest based upon achievement of the following performance criteria and in the following manner:

The PSUs will become eligible to vest upon certification by the Compensation Committee (“Certification”) that, during the [_____] year period ending [_____] (such period, as it may be truncated or extended in accordance with the provisions below, the “Performance Period”), the volume weighted average closing price per share of Common Stock over a consecutive thirty (30) trading day period has equaled or exceeded a target stock price as set forth in the table below (each, a “Performance Goal”). The Compensation Committee shall act as promptly as practicable throughout the Performance Period to certify any achievement of a Performance Goal set forth below.

Performance Goal	Target Stock Price	Per Performance Goal Share Vesting**
1	[Stock Price]	[# of shares]
2	[Stock Price]	[# of shares]
3	[Stock Price]	[# of shares]
4	[Stock Price]	[# of shares]
5	[Stock Price]	[# of shares]

** For the avoidance of doubt, once a Performance Goal in the table above obtains Certification from the Compensation Committee, such Performance Goal is not eligible for Certification again during the Performance Period.
Notwithstanding the foregoing, if, as of the earlier of (1) [Date], and (2) a Good Leaver Termination (as defined below), shares of Common Stock are trading above the target stock price for a previously-unachieved Performance Goal, the Performance Period will be extended by 29 trading days and the PSUs will be eligible for Certification by the Compensation Committee with respect to stock performance during such period. Any PSUs that do not obtain Certification by the Compensation Committee based on the target stock price during that time period shall be forfeited.

b)In addition to the performance-based vesting requirements set forth above, the shares of Common Stock covered by the PSU are also subject to the following vesting requirements. The number of shares of Common Stock subject to the PSU that become eligible to vest based on achievement of a Performance Goal, upon Certification by the Compensation Committee in its sole discretion, will be referred to as “Eligible Shares.” Any fractional Eligible Share that becomes earned hereunder shall be rounded down to the nearest whole share.

If the Compensation Committee certifies achievement of a Performance Goal prior to [Date], the Eligible Shares will vest in full and become non-forfeitable on [Date]. If the Compensation Committee certifies achievement of a Performance Goal on or subsequent to [Date], 100% of the Eligible Shares will vest and become non-forfeitable immediately on the date of Certification by the Compensation Committee.

Notwithstanding the foregoing, except as set forth herein, vesting shall terminate upon the Participant’s termination of Continuous Service, as described in Section 6(l) of the Agreement.

Notwithstanding the foregoing, upon termination of the Participant’s Continuous Service (a) by the Company without Cause; (b) by the Participant for Good Reason, or (c) by reason of the Participant’s death or Disability (each as defined in the employment agreement between the Participant and the Company, the “Employment Agreement” and, any such event in (a) through (c), a “Good Leaver Termination”), the vesting of any Eligible Shares that are then subject only to time-based vesting (or that obtain Certification by the Compensation Committee in the 29 day trading period described above) shall accelerate and become immediately vested and non-forfeitable.

Special Vesting: If, during the Performance Period, a Change in Control (as defined in the Employment Agreement) occurs, then the Performance Period will be shortened such that the Performance Period will end as of the Change in Control and, to the extent that any of the Performance Goals are achieved based on the value of the per-share consideration received by the Company’s stockholders in connection with the Change in Control (the “Per-Share Consideration”) (and, for the avoidance of doubt, in lieu of and without regard to the volume weighted average closing price per share of Common Stock over a consecutive 30 trading day period otherwise required with respect to determining the achievement of a Performance Goal not in connection with a Change in Control), such Performance Goals will be deemed achieved under the PSU, as determined by the Compensation Committee in its sole discretion, and the applicable shares of Common Stock subject to the PSU as a result of such Performance Goal achievement will become Eligible Shares and will vest immediately as of the Change in Control. Any shares of Common Stock subject to the PSU that have not become Eligible Shares prior to or upon the Change in Control will be forfeited automatically.

Issuance Schedule: One share of Common Stock will be issued for each PSU which vests at the time set forth in this Grant Notice and Agreement.
Participant Acknowledgements: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:
•The PSU Award is governed by this Grant Notice and the provisions of the Plan and the Agreement, all of which are made a part of this document. Unless otherwise provided in the Plan, this Grant Notice, and the Agreement (together, the “PSU Award Agreement”) may not be modified, amended, or revised except in a writing signed by you and a duly authorized officer of the Company.

•You have read and are familiar with the provisions of the Plan, the PSU Award Agreement and the Prospectus. In the event of any conflict between the provisions in the PSU Award Agreement, or the Prospectus and the terms of the Plan, the terms of the Plan shall control.

•The PSU Award Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of: (i) other equity awards previously granted to you, and (ii) any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern this PSU Award.

LegalZoom.com, Inc.     Participant:

By:
Nicole Miller, Chief Legal Officer
Date: